As filed with the Securities and Exchange Commission on August 15, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
SPRINGBIG HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	88-2789488
(State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification Number)
621 NW 53rd Street
Suite 260
Boca Raton, Florida 33487
(800) 772-9172
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey Harris
Chief Executive Officer
621 NW 53rd Street
Suite 260
Boca Raton, Florida 33487
(800) 772-9172
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
William E. Doran
Aslam A. Rawoof
Benesch, Friedlander, Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, Illinois 60606
Telephone: (312) 212-4949
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

STATEMENT PURSUANT TO RULE 429
Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus that is a part of this registration statement is a combined prospectus that relates to and will be used in connection with: (I) the offer and sale by the Company (as defined below) of up to $25,000,000 in the aggregate of shares of Common Stock (as defined below) from time to time in one or more offerings; (II) the offer and resale from time to time by L1 Capital (as defined below) of up to 3,204,806 shares of Common Stock underlying the L1 Notes and L1 Warrants (each as defined below); and (III) the offer and resale from time to time by the Selling Securityholders (as defined below) of (A) up to 12,800,418 shares of Common Stock, which includes (i) 1,341,356 PIPE Shares (as defined below), (ii) 3,960,000 Founder Shares (as defined below), and (iii) 7,499,062 shares of Common Stock issued in connection with the business combination (as defined below) for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the IPO Warrants (as defined below) and (C) 6,000,000 Private Warrants (as defined below).
All of the securities listed in (II) and (III) above were previously registered on either the Company’s Registration Statement on Form S-1 (File No. 333-266010), which was originally declared effective on August 11, 2022, as amended by Post-Effective Amendment No. 1, which was declared effective on May 22, 2023 (as amended, supplemented or otherwise modified, the “First Prior Registration Statement”) and the Company’s Registration Statement on Form S-1 (File No. 333-266138), which was originally declared effective on August 11, 2022, as amended by Post-Effective Amendment No. 1, which was declared effective on May 22, 2023 (as amended, supplemented or otherwise modified, the “Second Prior Registration Statement”) and, together with the First Prior Registration Statement, the “Prior Registration Statements”). This Registration Statement is also being filed to convert the Prior Registration Statements into a Registration Statement on Form S-3 (the “S-3 Registration Statement”). Pursuant to Rule 429 under the Securities Act, this S-3 Registration Statement also constitutes a post-effective amendment to each of the Prior Registration Statements, and such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this S-3 Registration Statement in accordance with Section 8(c) of the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated August 15, 2023
Prospectus

$25,000,000 Common Stock
Offered by SpringBig Holdings, Inc.
Up to 3,204,806 Shares of Common Stock
Offered by L1 Capital
16,000,000 Shares of Common Stock Underlying Warrants
Offered by SpringBig Holdings, Inc.
and
12,800,418 Shares of Common Stock
6,000,000 Private Warrants
Offered by Selling Securityholders
SpringBig Holdings, Inc. may from time to time offer and sell shares of Common Stock in one or more offerings of up to $25,000,000 in aggregate offering price. In addition, this prospectus relates to the resale, from time to time, by L1 Capital (as defined below) of (i) an aggregate of up to 1,443,866 shares of Common Stock (the “Conversion Shares”), reserved for issuance by us upon the conversion of convertible promissory notes (the “L1 Notes”) of SpringBig Holdings, Inc. currently held by L1 Capital, and (ii) an aggregate of up to 1,760,940 Common Shares reserved for issuance by us upon exercise of warrants (the “L1 Warrants”) issued by the Company to L1 Capital and warrants that may hereafter be issued by the Company to L1 Capital (the “L1 Warrant Shares”).
In addition, this prospectus also relates to the issuance by us of up to an aggregate of 16,000,000 shares of Common Stock, consisting of (i) 6,000,000 shares of Common Stock issuable upon the exercise of 6,000,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the initial public offering of Tuatara (as defined below), by the holders thereof and (ii) 10,000,000 shares of Common Stock issuable upon the exercise of 10,000,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “IPO Warrants”) originally issued in the initial public offering of Tuatara (the “IPO”) at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one Public Warrant by holders thereof. We will receive the proceeds from the exercise of any IPO Warrants for cash.
In addition, this prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (A) up to 12,800,418 shares of Common Stock consisting of (i) 1,310,000 shares of Common Stock purchased by subscribers in a private placement pursuant to separate subscription agreements (such subscribers, the “PIPE Investors”) at a purchase price of $10.00 per share, plus 31,356 shares paid to certain PIPE Investors at a value of $10.00 per share pursuant to the convertible notes with certain PIPE Investors (collectively, the “PIPE shares”), (ii) 3,960,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to TCAC Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and certain affiliates for an initial aggregate purchase price of $25,000, or $0.00625 per share, in a private placement in connection with the IPO of Tuatara, and (iii) 7,499,062 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the warrants described above, and (C) 6,000,000 Private Warrants.
We will receive the proceeds from the issuance and sale of our Common Stock.
We will not receive any of the proceeds from the sale of our Common Stock by L1 Capital, however, we may receive proceeds from the cash exercise of L1 Warrants, which, if exercised in cash at the current $1.00 exercise price with respect to 586,980 shares of Common Stock, would result in gross proceeds to us of approximately $586,980, assuming the exercise in full of all such outstanding L1 Warrants. There is no assurance that L1 Capital will elect to exercise any or all of such warrants and, accordingly, no assurance that we will receive any proceeds from the exercise of the warrants. We believe the likelihood that L1 Capital will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock, which is currently below the $1.00 exercise price. If the trading price for our Common Stock is less than $1.00 per share (or the adjusted exercise price in the event of dilutive issuances), we believe L1 Capital will be unlikely to exercise their warrants.

On June 14, 2022, we consummated the business combination in connection with that certain amended and restated agreement and plan of merger, dated as of April 14, 2022 (as amended by that certain Amendment No. 1 dated May 4, 2022, the “merger agreement”), by and among Tuatara Capital Acquisition Corporation (“TCAC” or “Tuatara”), HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara (“Merger Sub”), and SpringBig, Inc., a Delaware corporation (“Legacy SpringBig”). Pursuant to the merger agreement, at the closing of the business combination, among other things, Merger Sub merged with and into Legacy SpringBig (the “Merger”), with Legacy SpringBig being the surviving entity of the Merger and Legacy SpringBig’s shareholders receiving Common Shares in exchange for their equity securities of Legacy SpringBig. In connection with the closing, the Company changed its name from “Tuatara Capital Acquisition Corporation” to “SpringBig Holdings, Inc.” As a result of the business combination and other actions taken in connection with the closing of the business combination, Legacy SpringBig became a wholly-owned subsidiary of the Company, with the securityholders of Legacy SpringBig becoming securityholders of the Company.
We are registering the resale of shares of Common Stock and the Private Warrants as required by (i) an amended and restated registration rights agreement, dated as of June 14, 2022 (the “Registration Rights Agreement”), entered into by and among the Company, the Sponsor and certain other parties thereto and (ii) subscription agreements, pursuant to which subscription investors purchased subscription shares in a privately negotiated transaction in connection with the consummation of the business combination.
We will not receive any proceeds from the sale of shares of our Common Stock or the Private Warrants by the Selling Securityholders or L1 Capital pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The exercise price of such warrants is $11.50 per warrant. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our common stock, which is currently below the $11.50 exercise price. If the trading price for our common stock is less than $11.50 per share, we believe the holders will be unlikely to exercise their warrants.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders or L1 Capital will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and L1 Capital may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling of such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Common Stock and Public Warrants are traded on The Nasdaq Capital Market of the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “SBIG” and “SBIGW,” respectively. On August 14, 2023, the last reported sale price of our Common Stock on Nasdaq was $0.25 per share and the last reported sale price of our Public Warrants on Nasdaq was $0.025. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock. The public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and current trading prices.
We are an “emerging growth company” and a “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
As of August 14, 2023, the aggregate market value of our outstanding Common Stock held by non-affiliates, or public float, was approximately $7.5 million, based on the closing price of our Common Stock as reported on Nasdaq on August 14, 2023, as calculated in accordance with General Instruction I.B.6 of Form S-3. We have not sold any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar months prior to and including the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell any securities in a public primary offering with a value exceeding one-third of our public float in any 12-month period unless our public float subsequently rises to $75.0 million or more (the “Baby Shelf Limitation”).
Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated    , 2023

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders and L1 Capital may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we and the Selling Securityholders and L1 Capital may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, specific information about the terms of that offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information” and “Information Incorporated by Reference.”
Neither we nor the Selling Securityholders nor L1 Capital have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders and L1 Capital take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
The Nasdaq ticker symbols for the Company’s Common Stock and Public Warrants are “SBIG” and “SBIGW,” respectively.

FREQUENTLY USED TERMS
As used in this document, references to:
“amended and restated merger agreement” are to the agreement and plan of merger, dated as of April 14, 2022,by and among Tuatara, Merger Sub and Legacy SpringBig, as amended and restated by Amendment No. 1, dated as of May 4, 2022
“amended and restated registration rights agreement” are to the Amended and Restated Registration Rights Agreement entered into, by and among Tuatara, Sponsor, Legacy SpringBig, and the other signatories thereto;
“business combination” are to the transactions contemplated by the merger agreement;
“Canadian CRTC” are to the Canadian Radio-Television and Telecommunications Commission;
“Cannabis Act” are to the Cannabis Act (Canada);
“Cantor” are to CF Principal Investments LLC;
“Cantor Equity Facility” are to the Common Stock Purchase Agreement and Cantor Registration Rights Agreement, related to a committed equity facility by which SpringBig has the right to sell to CF Principal Investments LLC up to $50,000,000 of newly issued Common Stock;
“Cantor Registration Rights Agreement” are to the registration rights agreement, dated as of April 29, 2022, by and between Tuatara and Cantor;
“Code” are to the Internal Revenue Code of 1986, as amended;
“Common Stock” or “Shares” are to the shares of Common Stock of SpringBig Holdings, Inc., par value $0.0001 per share;
“Common Stock Purchase Agreement” are to the Common Stock Purchase Agreement, dated as of April 29, 2022, by and between Tuatara and Cantor, as amended by Amendment No. 1, dated July 20, 2022;
“Company,” “SpringBig,” “we,” “us,” “our” and similar terms are to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries;
“DGCL” are to the Delaware General Corporation Law, as amended;
“effective time” are to the effective time of the certificate of merger effecting the merger contemplated by the amended and restated merger agreement;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“FCC” are to the United States Federal Communications Commission;
“GAAP” are to United States generally accepted accounting principles;
“Legacy SpringBig” are to SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combination;
“merger” are to the merger evidenced by a certificate of merger between Merger Sub and Legacy SpringBig pursuant to which Merger Sub merged with and into Legacy SpringBig, with Legacy SpringBig continuing as the surviving entity and a subsidiary of SpringBig;
“merger agreement” are to the original merger agreement and the amended and restated merger agreement, collectively, as amended or modified from time to time, by and among Tuatara, Merger Sub and Legacy SpringBig;
“Merger Sub” are to HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara;
“Nasdaq” are to The Nasdaq Stock Market LLC;
“Notes and Warrants Purchase Agreement” are to that certain securities purchase agreement, dated April 29, 2022, as amended by the Amendment to Purchase Agreement, dated December 1, 2022, Amendment No. 2 to the Purchase Agreement, dated December 28, 2022, Amendment No. 3, dated May 24, 2023 and Amendment No. 4, dated May 25, 2023, in each case, between the Company and L1 Capital Global Opportunities Master Fund (“L1 Capital”), pursuant to which the Company agreed to sell up to (i) a total of up to $16 million of 6% Senior

Secured Original Issue Discount Convertible Notes due 2025 (as amended, the “L1 Notes”) and (ii) a number of warrants equal to one-half of the principal of the L1 Notes actually issued, divided by the volume weighted average price (“VWAP”) on the trading day prior to such L1 Note issuance date (as amended, the “L1 Warrants”), in a private placement.
“original merger agreement” are to the agreement and plan of merger, dated as of November 8, 2021, by and among Tuatara, Merger Sub and SpringBig;
“PIPE subscription financing” are to the aggregate $13,100,000 of proceeds from the issuance of the subscription shares;
“Public Warrants” means warrants issued to holders of the public Tuatara Class A ordinary shares upon conversion of warrants to purchase Tuatara Class A ordinary shares in connection with the business combination.
“Securities Act” are to the Securities Act of 1933, as amended;
“Sponsor” are to TCAC Sponsor, LLC a Delaware limited liability company;
“TCPA” are to the United States Telephone Consumer Protection Act of 1991, as amended;
“transfer agent” are to Continental Stock Transfer & Trust Company, as transfer agent;
“Tuatara,” “we,” “our” or “us” are to Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig; and
“$,” “US$” and “U.S. dollar” each refer to the United States dollar

FORWARD-LOOKING STATEMENTS
This prospectus, any prospectus supplement and the documents incorporated by reference herein each contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words and variations of words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “will,” “could,” “should,” “predict,” “potential,” and “continue” and similar expressions are intended to identify our forward-looking statements. You should read statements that contain these words carefully because they:
•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.
All forward-looking statements included or incorporated by reference herein attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, the Company undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.
There may be events in the future that the Company is not able to predict accurately or over which it has no control. The sections in the documents incorporated by reference herein entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other cautionary language discussed in this prospectus, any prospectus supplement and the documents incorporated herein and therein provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by the Company in such forward-looking statements.
v

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable prospectus supplement, any free writing prospectus that we have authorized for use in connection with this offering and the documents incorporated by reference in this prospectus and any applicable prospectus supplement. You should read all such documents carefully, and you should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus, any applicable prospectus supplement, in our Annual Reports on Form 10-K, in any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus, before making an investment decision.
Our Business
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, through SMS marketing, emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Additionally, SpringBig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends.
SpringBig’s services and products support cannabis retailers and brand marketing as described below:
Retail Offering
•
SpringBig’s platform offers retailers text message marketing, which allows clients to send promotions to existing customers. This text messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients identify opportunities to send text messages. SpringBig also provides an e-signature app, designed to accommodate proper ‘double opt-in’ procedure, through both implied and expressed consent to facilitate compliance with the TCPA, FCC, and Canadian CRTC.

•
The consumer application (or wallet) offered by SpringBig allows customers to access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. Retailers can customize this application with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience.

•
Retailers can use the SpringBig platform to compile marketing campaigns based on consumer profiles and preferences. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. Enterprise Resource Planning (or ERP)-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.

•	SpringBig’s platform integrates with many point of sale (“POS”) systems used in the cannabis industry, allowing retailers to automatically collect additional data on consumers.
Brand Marketing Platform
•
SpringBig has a brand marketing platform that offers a direct-to-consumer marketing automation platform specifically for cannabis brands. This direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.

•
SpringBig provides brands with the opportunity to provide content that, in turn, SpringBig’s retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with access to the consumer and that can be leveraged through the brand and retailer cooperating in a promotional campaign on the SpringBig platform. The SpringBig platform can be used by brands to increase their brand awareness, expand retail partnerships, and acquire and retain new customers. The SpringBig brands platform also provides brand clients with access to detailed reports regarding campaign attribution metrics.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:
•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	not being required to comply with the auditor attestation requirements on the effectiveness of our internal control over financial reporting;
•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation arrangements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We may use these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.
We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies; however, we may adopt certain new or revised accounting standards early. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards during the period in which we remain an emerging growth company. It is possible that some investors will find our Common Stock less attractive as a result, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.
We are also a “smaller reporting company,” and we will continue to be a “smaller reporting company” if either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosures and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.
Corporate Information
We were originally formed on January 24, 2020 under the name “Tuatara Capital Acquisition Corporation,” as a blank check company incorporated as a Cayman Islands exempted company, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 13, 2022, in anticipation of the consummation of the previously announced business combination among Tuatara, Merger Sub and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and it then changed its name to SpringBig Holdings, Inc.
Our principal executive office is located at 621 NW 53rd Street, Suite 260, Boca Raton, Florida 33487. Our telephone number is (800) 772-9172. Our website address is www.springbig.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering
We are registering up to $25,000,000 in aggregate offering price of shares of our Common Stock that we may from time to time offer and sell in one or more offerings.
In addition, this registration covers offer and resale from time to time by: (A) L1 Capital of (i) an aggregate of up to 1,443,866 shares of Common Stock, reserved for issuance by us upon the conversion of the L1 Notes, and (ii) an aggregate of up to 1,760,940 Common Shares reserved for issuance by us upon exercise of L1 Capital Warrants and warrants that may hereafter be issued by the Company to L1 Capital; and (B) the Selling Securityholders of (i) up to 12,800,418 shares of Common Stock consisting of (a) 1,341,356 PIPE Shares, (b) 3,960,000 Founder Shares, and (c) 7,499,062 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (ii) 16,000,000 shares of our Common Stock issuable upon the exercise of the IPO Warrants, and (iii) 6,000,000 Private Warrants, from time to time, through any means described in the section entitled “Plan of Distribution.” The securities being offered by this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities could cause the market price of our Common Stock to decline.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.
Issuance of Common Stock
The following information is as of June 30, 2023 and does not give effect to (i) issuances of shares of our Common Stock or options to purchase shares of our Common Stock after such date, (ii) the exercise of IPO Warrants or options or the vesting of other equity grants after such date or (iii) any issuances, exercises or conversions, as applicable, of the $25,000,000 in aggregate offering price of Common Stock, preferred stock, debt securities, warrants or units registered hereunder that we may from time to time offer and sell in one or more offerings.
Common Stock to be issued by the Company upon Exercise of the IPO Warrants
16,000,000 shares, consisting of (i) 10,000,000 shares of Common Stock issuable upon the exercise of the Public Warrants and (ii) 6,000,000 shares of Common Stock issuable upon the exercise of the Private Warrants.
Common Stock Outstanding Prior to the Exercise of the IPO Warrants
41,402,847 shares, as of June 30, 2023.
Common Stock Outstanding Assuming Exercise of all IPO Warrants
57,402,847 shares, based on total shares outstanding as of June 30, 2023.
Exercise price of the IPO Warrants
$11.50 per share, subject to adjustment as described herein.
Use of proceeds
We could potentially receive up to an aggregate of approximately $184 million from the exercise of all the public warrants and private placement warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price.

We expect to use the net proceeds from the exercise of such warrants, if any, for working capital and general corporate purposes; see “Use of Proceeds.”

We cannot predict when or whether the warrants will be exercised, and it is possible that some or all of the warrants may expire unexercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common

Stock is less than $11.50 per share, we believe the selling securityholders will be unlikely to exercise their warrants. As of August 14, 2023, the closing price of our Common Stock was $0.25 per share.
Resale of Common Stock and IPO Warrants
Shares of Common Stock Offered by L1 Capital
3,204,806 shares of common stock, which includes 1,443,866 reserved Conversion Shares and 1,760,940 reserved L1 Warrant Shares.
Shares of Common Stock Offered by the Selling Securityholders
(A) Up to 12,800,418 shares of Common Stock consisting of (i) 1,341,356 PIPE Shares, (ii) 3,960,000 Founder Shares, and (iii) 7,499,062 shares issued in connection with the business combination as merger consideration, and (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the IPO Warrants
Private Warrants to purchase Common Stock offered by the Selling Securityholders
6,000,000 Private Warrants
Terms of the offering
The Selling Securityholders and L1 Capital will determine when and how they will dispose of the shares of Common Stock and Private Warrants registered under this prospectus for resale.
Use of proceeds
We will not receive any proceeds from the resale of the Common Stock or Private Placement Warrants to be offered by L1 Capital or the Selling Securityholders. With respect to shares of Common Stock underlying the Private Placement Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we could potentially receive up to an aggregate of approximately $184 million from the exercise of all such warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price; we cannot predict when or whether the warrants will be exercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock. If the trading price for our Common Stock is less than $11.50 per share, we believe the Selling Securityholders will be unlikely to exercise their warrants. As of August 14, 2023, the closing price of our Common Stock was $0.25 per share.
Nasdaq ticker symbols
“SBIG” and “SBIGW” for the Common Stock and the Public Warrants, respectively.
Unless we specifically state otherwise or the context otherwise requires, the number of shares of our Common Stock that will be outstanding after this offering is based on 41,402,847 shares of our Common Stock outstanding as of June 30, 2023 and excludes (a) 96,345 shares of Common Stock that are unvested and subject to exercise of stock options, (b) 2,545,299 shares of Common Stock subject to outstanding common stock options, (c) 5,636,928 Shares subject to stock conversion under the L1 Notes, as well as any other Common Stock that may be issued under the Notes and Warrants Purchase Agreement and the L1 Notes and L1 Warrants issued thereunder

(See “L1 Capital Financing”), (d) 16,586,980 shares of Common Stock subject to warrant stock conversion, (e) 10,500,000 shares of Common Stock available for issuance to Legacy SpringBig holders if the earnout conditions under the merger agreement are met, (f) 2,600,500 shares of Common Stock underlying restricted stock units and (g) any issuances, exercises or conversions, as applicable, of the $25,000,000 in aggregate offering price of the Common Stock registered hereunder subject to the Baby Shelf Limitation that we may from time to time offer and sell in one or more offerings.
Unless we specifically state otherwise or the context otherwise requires, this prospectus reflects and assumes no exercise or issuance of our Common Stock pursuant to the plans described above.
For additional information concerning the offering, see “Plan of Distribution.”

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other documents we file with the SEC, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.
Risks Related to the Offering
SEC regulations relating to the Baby Shelf Limitation may limit the number of shares we may sell under this prospectus.
Under current U.S. Securities and Exchange Commission regulations, because our public float is currently less than $75 million, and for so long as our public float remains less than $75 million, the amount we can raise through primary public offerings of securities in any twelve-month period using shelf registration statements, including sales under this prospectus, is subject to the Baby Shelf Limitation. The aggregate market value of our outstanding Common Stock held by non-affiliates, or public float, was approximately $7.5 million, based on 41,402,847 shares of outstanding Common Stock as of June 30, 2023, of which approximately 11,592,267 shares were held by affiliates, and a price of $0.25 per share, which was the price at which our Common Stock was last sold on the Nasdaq Capital Market on August 14, 2023. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-calendar-month period that ends on and includes the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on this registration statement in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. If our public float decreases, the amount of securities we may sell under this prospectus will also decrease.
Our obligations to L1 Capital are secured by a security interest in substantially all of our assets, so if we default on those obligations, the noteholders could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.
On April 29, 2022, the Company entered into the Notes and Warrants Purchase Agreement with the Investor, pursuant to which the Company, on June 14, 2022, issued the L1 Notes. Simultaneously, Legacy SpringBig entered into a Guaranty Agreement to guarantee the Company’s obligations under the L1 Notes and the Company and Legacy SpringBig entered into Security Agreement, pursuant to which L1 Capital was granted a security interest in all of the assets of the Company and Legacy SpringBig to secure repayment of amounts due under the L1 Notes. As a result, if we default on our obligations under the L1 Notes, the Investor could foreclose on its security interests and liquidate or take possession of some or all of the assets of the Company, Legacy SpringBig and its subsidiaries, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.
The L1 Notes and related agreements restrict our ability to obtain additional debt and equity financing which may restrict our ability to grow and finance our operations and, further, no assurances can be made that we will receive cash proceeds from the L1 Warrants.
The agreements related to the sale of the L1 Notes and L1 Warrants contain a number of restrictive covenants that may impose significant operating and financial restrictions on us while the L1 Notes remain outstanding or unless the restrictions are waived by consent of each noteholder, including restrictions on our ability to incur additional indebtedness and guarantee indebtedness; incur liens or allow mortgages or other encumbrances; prepay, redeem, or repurchase certain other debt; pay dividends or make other distributions or repurchase or redeem our capital stock; sell assets or enter into or effect certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); issue additional equity (outside of the Cantor Equity Facility, issuances under our equity compensation plan and other limited exceptions); enter into variable rate transactions (exclusive of the Cantor Equity Facility); and adopt certain amendments to our governing documents, among other restrictions. In addition, the terms of the L1 Notes restrict our ability to issue additional equity capital. The Company does not have the ability to prepay the L1 Notes prior to maturity except to the limited extent of proceeds from the Cantor Equity Facility to the extent available.

A breach of the covenants or restrictions under the agreements governing our indebtedness could result in an event of default under these agreements. As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns and/or unable to compete effectively or to take advantage of new business opportunities.
Further, while we could potentially receive up to an aggregate of $580,980 in gross proceeds from the exercise of the L1 Warrants, assuming the exercise in full of all of the L1 Warrants, no assurances can be made that L1 Capital will elect to exercise any or all of such L1 Warrants and, accordingly, no assurance that we will receive any proceeds from the exercise of the L1 Warrants. We believe the likelihood that L1 Capital will exercise the L1 Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Shares, which is currently below the $1.00 exercise price. If the trading price for our Common Shares is less than $1.00 per share (or the adjusted exercise price in the event of dilutive issuances), we believe L1 Capital will be unlikely to exercise their warrants. Accordingly, we may not receive cash proceeds with respect to the L1 Warrants and we are restricted in our ability to raise additional debt or equity financing. See also “Risk Factors—Risks Related to Our Business and Industry—We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on March 28, 2023 (the “2022 Annual Report”).
The issuance of our common shares in connection with the Notes and Warrants Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares.
To the extent that the L1 Notes and L1 Warrants are converted into or exercised for Common Shares, substantial amounts of our Common Shares will be issued. Under certain default circumstances the L1 Notes and L1 Warrants may become exercisable at prevailing prices or discounts to prevailing prices, and the conversion price of the L1 Notes and exercise price of the L1 Warrants may be adjusted in the event of certain issuances of common stock below the Conversion Price. In addition, we have the ability under certain circumstances to make payments on the L1 Notes in Common Shares at then prevailing market prices. As described above, we are required to reserve three times the original number of shares obtainable under the L1 Notes and L1 Warrants to provide for these circumstances. Although we cannot predict the number of our common shares that will actually be issued in connection with any such conversions and/or sales, such issuances could result in substantial decreases to our stock price.
Sales of our Common Shares, or the perception of such sales, including by the Selling Stockholder pursuant to this prospectus in the public market or otherwise could cause the market price for our Common Shares to decline and the Selling Stockholder may still receive significant proceeds.
The sale of our Common Shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate (which ability to sell equity securities is also subject to restrictions under the terms of the L1 Notes and related agreements). Resales of our Common Shares may cause the market price of our securities to drop significantly, regardless of the performance of our business.
Following the conversion of the L1 Notes and/or the exercise of the L1 Warrants, there are no limitations on the Selling Stockholder’s ability to sell the Common Shares received by the Selling Stockholder. As such, sales of a substantial number of Common Shares in the public market could occur at any time following such conversion or exercise. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
If all 3,204,806 Common Shares being registered for potential resale by L1 Capital pursuant to this prospectus were issued and outstanding as of June 30, 2023, such Common Shares would represent approximately 7.2% of the total number of our Common Shares outstanding after giving effect to such issuance. Given the substantial number of Common Shares being registered for potential resale by the Selling Stockholder pursuant to this prospectus, the sale of shares by the Selling Stockholder, or the perception in the market that the stockholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our common stock or result in a significant decline in the public trading price of our common stock.

See in our 2022 Annual Report “Risk Factors—Risks Related to Our Securities and Certain Tax Matters—A significant portion of our total outstanding shares may be sold into the market in the near future including the shares being registered for resale pursuant to this prospectus. This could cause the market price of our Common Shares to drop significantly, even if our business is doing well.”
Further, Common Shares being offered for resale pursuant to this prospectus include shares that may ultimately be acquired at values significantly below the trading price of our Common Shares and the sale of which would result in L1 Capital realizing a significant gain. The Company issued the L1 Notes to L1 Capital for $10,000,000 in total cash consideration and the Warrants for no additional consideration. While the Warrants were issued for no additional consideration, they have a $1.00 exercise price, which is subject to anti-dilution adjustments and the issuance of shares under the Notes are subject to adjustments for dilution and in the event of default. The conversion price of the Notes and the exercise price of the Warrants may be adjusted in the event the Company were to undertake dilutive issuances. In the event the Company were to raise capital through the issuance of equity (to the extent permitted under the terms of the L1 Notes and L1 Warrants), it could have the impact of lowering the effective price of the underlying shares below market value. Further, the Company may, at its option and subject to certain conditions, satisfy principal payments under the L1 Notes with issuing a number of shares of common stock equal to the amount due on such date, divided by the lower of the conversion price or 93% of the VWAP prior to such monthly payment date, multiplied by of the amount due on such date. Further, in the event of a default under the Notes, the Notes would be convertible at a rate equal to the lower of the conversion price and 80% of the lowest VWAP in the ten prior trading days. In such instances, L1 Capital would receive Common Shares below the market price, which could provide them with a profit on the sales of such shares even if the trading price at such time(s) is significantly below the per share offering price for the shares offered in Tuatara’s IPO or such other price at which public investors may have acquired Common Shares. Public holders of our Common Shares may not experience a similar rate of return on their shares as a result of these variations in share prices.
We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of shares of Common Stock, including pursuant to this prospectus, may cause the market price of our shares to drop significantly.
To the extent the Company sells shares of Common Stock pursuant to this offering, substantial amounts of shares of Common Stock will be issued and available for resale, which would cause dilution and represent a significant portion of our public float and may result in substantial decreases to the Company’s stock price. After purchasers in this offering acquire shares of Common Stock, such purchasers may resell all, some or none of such shares of Common Stock at any time or from time to time in their discretion and at different prices.
Further, similar dilution and potentially depressive effects may occur to the extent that the L1 Notes and L1 Warrants are converted into shares of Common Stock. Additionally, there are 10,000,000 outstanding Public Warrants to purchase 10,000,000 shares of Common Stock at an exercise price of $11.50 per share, which warrants became exercisable on July 14, 2022. In addition, there are 6,000,000 private placement warrants outstanding exercisable for 6,000,000 shares of Common Stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which, along with the shares of Common Stock being registered for resale under this prospectus, will result in dilution to the holders of our Common Stock and increase the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our Common Stock.
In addition to this prospectus covering the offering of up to $25,000,000 in the aggregate of shares of Common Stock by us from time to time in one or more offerings, subject to the Baby Shelf Limitation, this prospectus covers (a) the offer and resale from time to time by L1 Capital, or its permitted transferees, of up to 3,204,806 shares of Common Stock underlying the L1 Notes and L1 Warrants and (b) the offer and resale from time to time by certain selling securityholders, or their permitted transferees, of (A) up to 12,800,418 shares of Common Stock, which includes (i) 1,341,356 PIPE Shares, (ii) 3,960,000 Founder Shares originally issued in a private placement to the Sponsor, and (iii) 7,499,062 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the public and private warrants and (C) 6,000,000 private placement warrants. The shares of Common Stock being offered for sale and for resale pursuant to this prospectus above represent approximately 52.8% of the shares of

Common Stock outstanding of the Company as of June 30, 2023 (assuming the issuance of shares of Common Stock upon exercise of all warrants and the conversion of the L1 Notes but without giving effect to any shares issued by us from time to time in one or more offerings subject to the Baby Shelf Limitation).
Given the substantial number of shares of Common Stock being registered for potential resale, the sale—or the perception of such sales—of a large number of shares by selling securityholders, could result in an increase in the volatility of the market price of our Common Stock and a significant decline in the public trading price of our Common Stock. Such decline in market price could be substantial.
Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain selling securityholders, including the Sponsor, may still have an incentive to sell shares of Common Stock of our Common Stock even if the trading price of our Common Stock declines, because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $0.25 as of August 14, 2023, the Sponsor and other holders of the former Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $0.24 per share, or up to approximately $1.0 million in the aggregate. The public securityholders may not experience a similar rate of return on the securities they purchase or have previously purchased due to differences in the purchase prices and the current trading price.
See also in our 2022 Annual Report “Rick Factors—Risks Related to Our Securities and Certain Tax Matters— The issuance of our shares of Common Stock in connection with the Notes and Warrants Purchase Agreement or that may otherwise be issued and/or sold by the Company or selling securityholders, could cause substantial dilution, which could materially affect the trading price of our shares of Common Stock” and “—Risks Related to Our Securities and Certain Tax Matters— Future sales and issuances of our shares of Common Stock, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.”

L1 CAPITAL FINANCING
Notes and Warrants Purchase Agreement
On April 29, 2022, we entered into an agreement (the “Notes and Warrants Purchase Agreement”) with L1 Capital, to sell to L1 Capital up to (i) a total of up to $16 million of 6% Senior Secured Original Issue Discount Convertible Notes due 2025 (also known as the “L1 Notes”) and (ii) a number of warrants equal to one-half of the principal of the L1 Notes actually issued, divided by the volume weighted average price (“VWAP”) on the trading day prior to such L1 Note issuance date (also known as the “L1 Warrants”), in a private placement.
On June 14, 2022, at the closing under the Notes and Warrants Purchase Agreement, we issued and sold to L1 Capital for $10,000,000 in total cash consideration (i) L1 Notes in the principal amount of $11,000,000 and (ii) five-year L1 Warrants to purchase 586,980 shares of our common stock (the “L1 Notes Closing”).
The L1 Notes are convertible at the option of the holder beginning at the earlier of (i) the date of effectiveness of the Registration Statement of which this prospectus forms a part, or (ii) the first anniversary of the L1 Note issuance date, at a conversion share price of $1.00 per share (as adjusted pursuant to the terms of the Third Amendment (as defined below)), subject to certain anti-dilution adjustments. Interest at 6% per annum is payable quarterly in arrears in cash. Principal amortization on each L1 Note commenced six months after issuance, at which point principal became payable in equal monthly installments through the maturity date of the L1 Note. For more information on subsequent amendments affecting this provision, as well as certain other provisions of the Notes and Warrants Purchase Agreement, the L1 Notes and the L1 Warrants, see “—December 2022 Amendments” and “—May 2023 Amendments” below. The Company may, at its option, satisfy each principal payment either in cash or, if the Equity Conditions described below are met, by issuing a number of shares of common stock equal to the amount due on such date divided by the lower of (i) the Conversion Price or (ii) 93% of the VWAP prior to such monthly payment date, multiplied by of the amount due on such date. Each L1 Warrant shall be exercisable for shares of the Company’s common stock at an exercise price of $1.00 per share (as adjusted pursuant to the terms of the Third Amendment), subject to certain anti-dilution adjustments.
The L1 Notes are not prepayable in whole or in part prior to the maturity date. However, beginning five (5) months after the issuance of the L1 Notes (or November 14, 2022) the Company is permitted at its option to use between 60% and 25% of the net proceeds from Common Stock sales under the Cantor Equity Facility to make a prepayment of the L1 Notes.
The terms of the Notes and Warrants Purchase Agreement contains customary representations and warranties, indemnification, and other covenants of the Company and L1 Capital, as well as the following material terms: The L1 Notes are convertible into common stock at a rate of $1.00 per share (the “Conversion Price”). The Conversion Price may be adjusted in the event of dilutive issuances. In addition, under the terms of the L1 Notes, L1 Capital has the right to defer or (with the Company’s consent) accelerate, up to four of the monthly principal payments. Neither the Company, nor L1 Capital, may convert any portion of the L1 Notes to the extent that, after giving effect to such conversion, L1 Capital (together with any affiliated parties) would beneficially own in excess of 4.99% of our outstanding common stock unless L1 Capital provides SpringBig with written notice of an increase to this limitation, not to exceed 9.99%.
The “Equity Conditions” required to be met in order for us to pay principal on the L1 Notes with shares of common stock in lieu of a monthly cash payment, include, without limitation, that (i) the absence of any event of default under the Notes and Warrants Purchase Agreement, the L1 Notes or related documents, (ii) a registration statement must be in effect with respect to the resale of the shares issuable upon conversion or redemption of the L1 Notes (or, that an exemption under Rule 144 is available), (iii) our total market capitalization on the Nasdaq Market remains above $50,000,000 and (iv) the average daily trading volume of our common stock must equal at least $500,000 for the 20 trading days immediately prior to any applicable payment (as applicable).
The L1 Warrants have an exercise price, subject to the same anti-dilution protection as the L1 Notes. The L1 Warrants are exercisable for cash, or on a cashless basis only for so long as no registration statement covering resale of the shares is in effect. L1 Capital shall not have the right to exercise any portion of the L1 Warrant to the extent that, after giving effect to such exercise, L1 Capital (together with any affiliated parties), would beneficially own in excess of 4.99% of our outstanding common stock. We believe the likelihood that L1 Capital will exercise L1 Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Shares, which is currently below the $1.00 exercise price.

Future Financing Participation Right
Under the Notes and Warrants Purchase Agreement, subject to certain exceptions, for a period of 18 months after the date of the L1 Notes Closing (which was June 14, 2022), L1 Capital shall have the right to participate in up to 30% of future financings by the Company undertaken during that period, other than shares sold pursuant to the Cantor Equity Facility.
Share Reserve
The Company shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, a number of ordinary shares equal to three times the number of ordinary shares issuable upon conversion of the L1 Notes and exercise of the L1 Warrants.
Negative Covenants and Prohibited Transactions
The Notes and Warrants Purchase Agreement and the terms of the L1 Note contain certain negative covenants, including restrictions that prohibit us incur additional indebtedness and guarantee indebtedness; incur liens or allow mortgages or other encumbrances; prepay, redeem, or repurchase certain other debt; pay dividends or make other distributions or repurchase or redeem our capital stock; sell assets or enter into or effect certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); issue additional equity (outside of the Cantor Equity Facility, issuances under our equity compensation plan and other limited exceptions); enter into variable rate transactions (exclusive of the Cantor Equity Facility); and adopt certain amendments to our governing documents, among other restrictions. In addition, the terms of the L1 Notes restrict our ability to issue additional equity capital. The Company does not have the ability to prepay the L1 Notes prior to maturity except to the limited extent of proceeds from the Cantor Equity Facility to the extent available.
Security Agreement and Subsidiary Guarantee
We entered into a Security Agreement with L1 Capital pursuant to which L1 Capital was granted a security interest in all of the assets of the Company and Legacy SpringBig and certain of its subsidiaries. Repayment of the L1 Note is also guaranteed by Legacy SpringBig pursuant to a subsidiary guaranty.
Registration Statement
Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC within 20 days of the L1 Notes Closing registering all Conversion Shares and L1 Warrant Shares for resale, and to cause the Registration Statement to be declared effective no later than 75 days after the L1 Notes Closing (provided that we will not be responsible for the failure of the Registration Statement to be declared effective due to factors outside of our control).
Default Remedies
The L1 Notes are also subject to certain customary events of default (each referred to as an “Event of Default”), including: (i) failure to make payments of principal, interest or other sums due under the L1 Notes; (ii) failure to observe or perform any other material covenant, condition or agreement under the terms of any transaction documents; (iii) default on payments of principal or interest on other indebtedness in excess of $600,000, or failure to observe or perform under other material agreements related to such indebtedness, resulting in acceleration of such indebtedness; (iv) public announcement of inability to comply with proper conversion requests; (v) once underlying shares are freely tradable, failure to instruct the transfer agent to remove restrictive legends within two trading days; (vi) failure to timely deliver shares upon conversion; (vii) failure to have required minimum shares authorized, reserved and available for issuance; (viii) any representation or warranty under the transaction documents is proven to have been materially false, incorrect or breached on the date it was made; (ix) application for, petition for, or issuance of notice for bankruptcy; (x) commencement of proceeding for liquidation, dissolution, or winding up, appointment of receiver, or other relief under bankruptcy or related laws; (xi) final judgments in excess of $600,000; (xii) de-listing or failure to comply with requirements under Rule 144 (other than volume and manner of sale requirement); (xiii) common stock is no longer registered pursuant to a “going private transaction”; (xiv) existence of an SEC stop order on the trading of the common stock with respect to this Registration Statement or a trading suspension by the SEC or Nasdaq; (xv) failure to execute transfer agent instructions upon replacement of SpringBig’s transfer agent; (xvi) entrance into a variable rate transaction without written consent of the existing L1 Note holders; or (xvii) failure to pledge the equity interests of a newly formed subsidiary or otherwise guarantee the L1 Notes within ten trading days of the formation of such subsidiary. Upon an Event of Default as defined in the L1 Note, L1 Capital has the right to accelerate payment of the L1 Notes at a “Mandatory Default Amount” equal to 115% of the outstanding principal amount of the L1 Notes. In addition, at any time when an Event of Default has occurred and is continuing, the L1 Notes would be convertible at a rate equal to the lower of the Conversion Price and 80% of the lowest VWAP in the ten prior trading days, provided, that if the default is cured the default conversion rate elevates back to the normal Conversion Price. Further, if an Event of Default has occurred and is continuing at any time after the earlier of the effectiveness of the Registration Statement or June 14, 2023, L1 Capital has the right to demand payment of interest on the L1 Notes in a number of shares of Common Stock equal to the amount due on such date divided by the lower of the Conversion Price or 93% of the lowest VWAP in the ten prior trading days.
L1 Capital’s Return on Sale of Securities
As described herein, the Company issued the L1 Note to L1 Capital for $10,000,000 in total cash consideration and the L1 Warrants for no additional consideration. While the L1 Warrants were issued for no additional consideration, they have a $1.00 exercise price, which is subject to anti-dilution adjustments and the issuance of shares under the L1 Notes are subject to adjustments for dilution and in the event of default (as described herein).
We believe the likelihood that L1 Capital will exercise the L1 Warrants is dependent upon the trading price of our Common Shares, and, if the trading price for our Common Shares is less than $1.00 per share (or the adjusted exercise price in the event of dilutive issuances), we believe L1 Capital will be unlikely to exercise their warrants. As of August 14, 2023, the closing trading price of our Common Stock was $0.25.
Both the conversion price of the L1 Notes and the exercise price of the L1 Warrants may be adjusted in the event the Company were to undertake dilutive issuances. In the event the Company were to raise capital through the issuance of equity (to the extent permitted under the terms of the L1 Notes and L1 Warrants), it could have the impact of lowering the effective price of the underlying shares below market value. Further, the Company may, at its option and subject to certain conditions, satisfy principal payments under the L1 Notes with issuing a number of shares of common stock equal to the amount due on such date, divided by the lower of the conversion price or 93% of the VWAP prior to such monthly payment date, multiplied by of the amount due on such date. Further, in the event of a default under the L1 Notes, the L1 Notes would be convertible at a rate equal to the lower of the conversion price and 80% of the lowest VWAP in the ten prior trading days. In such instances, L1 Capital would receive Common Shares below the market price, which could provide them with a profit on the sales of such shares even if the trading price at such time(s) is significantly below the per share offering price for the shares offered in Tuatara’s IPO or such other price at which public investors may have acquired Common Shares. However, the amount of such profit cannot be determined at this time.
December 2022 Amendments
On December 1, 2022, the Company entered into an Amendment (the “First Amendment”) to the L1 Notes. The material terms of the First Amendment include: (i) the Company shall make a payment of $1,000,000 towards the principal owed under the L1 Notes on the date of the First Amendment and another payment of $1,000,000 towards the principal on January 3, 2023; (ii) all additional principal payments under the L1 Notes are deferred until December 1, 2023; (iii) beginning on December 1, 2023, the remaining principal will be repaid in equal monthly payments of not greater than $375,000, with a final payment of all remaining principal due not later than June 2, 2025; (iv) during the period from the effective date of the First Amendment until December 1, 2023, L1 Capital shall be entitled to convert principal into shares of common stock at a conversion price equal to eighty (80%) percent of the market price determined with respect to such conversion notice (subject to a maximum amount converted in any month not exceeding the greater of (a) 25% of the total volume of the Common Stock traded on the principal trading market during such month, and (b) $325,000); and (v) from and after December 1, 2023 the Conversion Price shall be $12.00, subject to adjustment as provided in the L1 Notes.
On December 28, 2022, the Company entered into an Amendment No. 2 (the “Second Amendment”) to each of the L1 Notes and the Notes and Warrants Purchase Agreement. The Second Amendment provided that (i) the First Amendment would immediately become void and of no force and effect, and (ii) the remaining principal balance of the L1 Notes (after giving effect to all prior payments and conversions thereof), would be payable in monthly payments of $344,444.44 on January 3, 2023, and thereafter in equal monthly payments of $556,209.15, commencing on February 1, 2023, and continuing on the first business day of each successive month thereafter until the principal has been paid in full prior to or on the maturity date.
May 2023 Amendments
On May 24, 2023, the Company entered into an Amendment No. 3 (the “Third Amendment”) with L1 Capital to each of the L1 Notes, L1 Warrants and the Notes and Warrants Purchase Agreement.
The Third Amendment provides, among other provisions, that (i) the Company shall make a payment of $100,000 toward the principal owed under the L1 Notes on May 25, 2023 and another payment of $750,000 on the closing date of the offering pursuant to the prospectus that forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-271353), as amended (the “May 2023 Offering”), which was May 31, 2023; (ii) the Investor agrees to purchase $1,500,000 of securities in the May 2023 Offering (the “Total Note Participation”) upon the terms set forth in such prospectus, except that $250,000 of such purchase will be in the form of cash and the remainder will be in consideration for a like reduction in principal owed under the L1 Notes; (iii) the maturity date of the L1 Notes is the earlier of the date on which the final monthly payment is due and March 5, 2025; (iv) the initial exercise price per share of the Common Stock, under the L1 Warrants shall be $1.00 per share, subject to adjustment as set forth therein; (v) the conversion price per share of Common Stock under the L1 Notes shall be $1.00 per share, subject to adjustment as set forth therein; (vi) with respect to any conversion shares acquired at the conversion price, L1 Capital shall not resell a number of such conversion shares during any period of five consecutive trading days that exceeds 15% of the total volume for the Common Stock during the immediately preceding five trading day-period; and (vii) the Third Amendment shall become void if the May 2023 Offering does not close on or before June 5, 2023, if the Company fails to raise at least $3 million in the May 2023 Offering (including amounts from L1 Capital pursuant to the Third Amendment), if the Company raises more than $5.5 million (including amounts from L1 Capital pursuant to the Third Amendment), or if there is a future event of default under the L1 Notes or the Third Amendment.
In addition, under the terms of the Third Amendment, the Company shall make the following payments toward the principal owed under the L1 Notes on the following dates: (i) on each of the first business day of June, July and August 2023, $50,000; (ii) on each of the first business day of September, October, November and December 2023, $75,000; (iii) on each of the first business day of January, February and March 2024, $200,000; and (iv) commencing on April 1, 2024, and continuing on the first business day of each month thereafter, equal monthly installments of $386,410.68 until the principal has been paid in full prior to or on the maturity date or, if earlier, upon acceleration, conversion or prepayment of the L1 Notes in accordance with their terms.
On May 25, 2023, the Company entered into an Amendment No. 4 (the “Fourth Amendment”) to each of the L1 Notes, the L1 Warrants and the Notes and Warrants Purchase Agreement. The Fourth Amendment provides, among other provisions, that (i) the Total Note Participation will be reduced by the amount, if any, necessary so that the total number of shares acquired by the Investor in the May 2023 Offering, together with other shares of Common Stock it beneficially owns, is less than 9.99% of the total number of shares of Common Stock outstanding after giving effect to all shares currently outstanding and all shares issued in the May 2023 Offering (the amount by which the Total Note Participation shall be reduced, if any, is referred to herein as the “Special Note Amount”); (ii) if the completion of the May 2023 Offering results in there being any Special Note Amount, the Special Note Amount will remain as unpaid and outstanding principal owing under the L1 Notes until paid or converted as provided in the L1 Notes; (iii) L1 Capital shall have the right, at its option and from time to time, to convert all or any portion of the Special Note Amount into shares of conversion stock at a price per share equal to the public offering price in the May 2023 Offering; and (iv) the Fourth Amendment shall become void if the May 2023 Offering does not close on or before June 5, 2023, if the Company fails to raise at least $3 million in the May 2023 Offering (including amounts from the Investor pursuant to the Third Amendment), if the Company raises more than $5.5 million (including amounts from the Investor pursuant to the Third Amendment), or if there is a future event of default under the L1 Notes, the Third Amendment or the Fourth Amendment.
The foregoing is a summary of certain terms and provisions of the L1 Notes, L1 Warrants, the Notes and Warrants Purchase Agreement, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment and is not complete and is subject to, and qualified in its entirety by the provisions of, each such document, copies of which are filed as Exhibits 4.1, 4.2, 10.4, 10.12, 10.13, 10.14 and 10.15 to the registration statement of which this prospectus forms a part.

On May 31, 2023, the Company closed the May 2023 Offering in which it raised gross cash proceeds of approximately $3.0 million through a public equity offering and in addition $1.25 million of the outstanding principal of the L1 Notes was converted into shares of Common Stock. In aggregate, the Company issued 14.0 million shares of Common Stock, of which approximately 1.0 million related to conversion of a portion of the L1 Notes to shares of Common Stock on June 15, 2023. The cash proceeds from the public equity offering, after payment of transaction related fees, were $2.5 million and these funds were in part used to make further repayments of principal of the L1 Notes and in part for general corporate purposes.

USE OF PROCEEDS
All shares of our Common Stock and warrants offered by the Selling Securityholders and L1 Capital pursuant to this prospectus will be sold by and for their respective accounts. We will not receive any of the proceeds from these sales. However, we may receive proceeds from the cash exercise of the L1 Warrants, which, if exercised in cash at the current $1.00 exercise price with respect to 586,980 shares of Common Stock, would result in gross proceeds to us of approximately $586,980, assuming the exercise in full of all of the L1 Warrants. We believe the likelihood that L1 Capital will exercise the L1 Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock, which is currently below the $1.00 exercise price. If the trading price for our Common Stock is less than $1.00 per share (or the adjusted exercise price in the event of dilutive issuances), we believe L1 Capital will be unlikely to exercise their warrants. Accordingly, there is no assurance that L1 Capital will elect to exercise any or all of such warrants and, accordingly, no assurance that we will receive any proceeds from the exercise of the L1 Warrants. As of August 14, 2023, the closing price of our Common Stock was $0.25 per share.
We may also receive up to an aggregate of approximately $184 million from the issuance of Common Stock offered hereby upon the exercise of all outstanding IPO Warrants, assuming the exercise in full of such IPO Warrants for cash at the $11.50 exercise price. We believe the likelihood that the Selling Securityholders will exercise the IPO Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our shares of Common Stock, which is currently below the $11.50 exercise price. If the trading price for our Common Stock is less than $11.50 per share, we believe the Selling Securityholders will be unlikely to exercise their warrants. Accordingly, there is no assurance that the Selling Securityholders will elect to exercise any or all of such warrants and, accordingly, no assurance that we will receive any proceeds from the exercise of the IPO Warrants. As of August 14, 2023, the closing price of our Common Stock was $0.25 per share.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants and the issuance and sale by us of any Common Stock for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants and the issuance and sale by us of any Common Stock.

DESCRIPTION OF SECURITIES
The following description summarizes, among other things, the material terms of the Company’s securities registered under Section 12 of the Exchange Act. This summary does not purport to be complete and is qualified by reference to the provisions of our charter, our bylaws, and the warrant-related documents, described herein, which are included as exhibits to the registration statement of which this prospectus is a part, or incorporated by reference herein, as applicable, and to the applicable provisions of Delaware law.
We are a corporation organized under the law of Delaware. On June 13, 2022, in anticipation of the consummation of the merger of Merger Sub within and into Legacy SpringBig and the business combination of Tuatara and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Subsequently, in connection with the Domestication, Tuatara changed its name to “SpringBig Holdings, Inc.” and adopted the Certificate of Incorporation (the “charter”) and Bylaws (the “bylaws”) under Delaware law.
There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.
“Legacy SpringBig” means SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combination. “Tuatara” means Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig. “Merger Sub” means HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara.
Authorized and Outstanding Stock
The Company’s authorized capital stock consists of:
•	300,000,000 shares of Common Stock, $0.0001 par value per share; and
•	50,000,000 shares of preferred stock, $0.0001 par value per share.
As of June 30, 2023, there were (i) 41,402,847 shares of our Common Stock outstanding, (ii) no shares of preferred stock outstanding, (iii) 96,345 shares of Common Stock that are unvested and subject to exercise of stock options, (iv) 2,545,299 shares of Common Stock subject to outstanding common stock options, (v) 5,636,928 Shares subject to stock conversion under the L1 Notes, (d) 16,586,980 shares of Common Stock subject to warrant stock conversion, (e) 10,500,000 shares of Common Stock available for issuance to Legacy SpringBig holders if the earnout conditions under the merger agreement are met, (f) 2,600,500 shares of Common Stock underlying restricted stock units and (g) any issuances, exercises or conversions, as applicable, of the $25,000,000 in aggregate offering price of the Common Stock registered hereunder subject to the Baby Shelf Limitation that we may from time to time offer and sell in one or more offerings.
Voting Rights
Each holder of the shares of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the shares of Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.
Election of Directors
The charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The charter does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of SpringBig out of funds legally available therefor.

No Preemptive or Similar Rights
The holders of shares of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. The rights, preferences and privileges of holders of shares of Common Stock will be subject to those of the holders of any shares of the preferred stock SpringBig may issue in the future.
Liquidation, Dissolution and Winding Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of SpringBig’s affairs, the holders of the shares of Common Stock are entitled to share ratably in all assets remaining after payment of SpringBig’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of Common Stock, then outstanding, if any.
Contingent and Earn-Out Shares
As part of the merger consideration to be paid to the Legacy SpringBig equity holders in connection with the business combination, holders of Legacy SpringBig’s Common Stock and preferred stock and Engaged Option Holders (as defined below) will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of Common Stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares (“First Tranche Shares”) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of the Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the Common Stock on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date.
An “Engaged Option Holder” is an employee or engaged consultant of Legacy SpringBig who held unexercised Legacy SpringBig options at the effective time of the merger and who remains employed or engaged by Legacy SpringBig at the time of such payment of Contingent Shares.
In addition, in the event of certain events during the 60 month period after the Closing Date, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of Common Stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of Common Stock in such Earnout Trigger Event (the “Earnout Trigger Price”):
i.
If the Earnout Trigger Event occurs prior to the one-year anniversary of the Effective Time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

ii.
If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

iii.
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

iv.
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

For purposes of the merger agreement, an “Earnout Trigger Event” is defined to mean (a) SpringBig engages in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; (b) SpringBig shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or (c) the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) sponsor and its respective affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of SpringBig in substantially the same proportions as their ownership of stock of SpringBig ) (x) is or becomes the beneficial owner, directly or indirectly, of securities of SpringBig representing more than fifty percent (50%) of the combined voting power of SpringBig’s then outstanding voting securities or (y) has or acquires control of SpringBig’s Board of Directors, (b) a merger, consolidation, reorganization or similar business combination transaction involving SpringBig and, immediately after the consummation of such transaction or series of transactions, either (x) the SpringBig Board of Directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of SpringBig immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by SpringBig of all or substantially all of the assets of SpringBig and its subsidiaries, taken as a whole, other than such sale or other disposition by SpringBig of all or substantially all of the assets of SpringBig and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of SpringBig.
Additionally, the sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of Common Stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the sponsor if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the Closing Date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the Closing Date and by the fifth anniversary of the Closing Date
Preferred Stock
No shares of preferred stock are currently issued or outstanding. Our charter authorizes the Board of Directors of SpringBig to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the Common Stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, aRnd with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by the Board of Directors pursuant to authority so to do which is expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SpringBig without further action by the shareholders. Additionally, the issuance of preferred stock may adversely affect the holders of the Common Stock of SpringBig by restricting dividends on the shares of Common Stock, diluting the voting power of the shares of Common Stock or subordinating the liquidation rights of the shares of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of Common Stock. At present, we have no plans to issue any preferred stock.

Warrants
Public Shareholders’ Warrants
Each whole public warrant originally issued in the initial public offering of Tuatara (the “public warrants”) entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after June 14, 2022 (the “Closing Date”), provided that we have an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the issuance of the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or we permit holders to exercise their public warrants on a cashless basis under the circumstances specified in the Warrant Agreement, dated February 11, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “warrant agent”)). A warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. The public warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
SpringBig will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to SpringBig satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No public warrant will be exercisable for cash or on a cashless basis, and SpringBig will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of common stock underlying such unit.
We filed with the U.S. Securities and Exchange Commission (the “SEC”) and have an effective registration statement covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants, until the expiration of the public warrants. Notwithstanding the above, if the shares of common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, SpringBig may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event SpringBig so elects, SpringBig will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
We may redeem the public warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per public warrant;

•	upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder; and
•
if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date SpringBig sends the notice of redemption to the public warrant holders (the “Reference Value”).

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Common Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and SpringBig issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Once the warrants become exercisable, SpringBig may also redeem on the following conditions:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption based on the redemption date and the “fair market value” of our Common Shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the merger, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Shares of Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our shares of Common Stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Common Stock for each whole warrant.
For example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of Common Stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Common Stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.
A holder of a public warrant may notify SpringBig in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Common Stock equal to the product of  (1) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (2) one minus the quotient of (x) the price per shares of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Contingent and Earnout Shares
As part of the merger consideration to be paid to the Legacy SpringBig equity holders in connection with the business combination, holders of Legacy SpringBig’s common stock and preferred stock and Engaged Option Holders will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares (“First Tranche Shares”) if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of the common stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the common stock on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date.
An “Engaged Option Holder” is an employee or engaged consultant of Legacy SpringBig who held unexercised Legacy SpringBig options at the effective time of the merger and who remains employed or engaged by Legacy SpringBig at the time of such payment of Contingent Shares.

In addition, in the event of certain events during the 60 month period after the Closing Date, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of common stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of common stock in such Earnout Trigger Event (the “Earnout Trigger Price”):
(i)
If the Earnout Trigger Event occurs prior to the one-year anniversary of the Effective Time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

(ii)
If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

(iii)
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

(iv)
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

For purposes of the merger agreement, an “Earnout Trigger Event” is defined to mean (a) SpringBig engages in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; (b) SpringBig shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or (c) the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) sponsor and its respective affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of SpringBig in substantially the same proportions as their ownership of stock of SpringBig ) (x) is or becomes the beneficial owner, directly or indirectly, of securities of SpringBig representing more than fifty percent (50%) of the combined voting power of SpringBig’s then outstanding voting securities or (y) has or acquires control of SpringBig’s Board of Directors, (b) a merger, consolidation, reorganization or similar business combination transaction involving SpringBig and, immediately after the consummation of such transaction or series of transactions, either (x) the SpringBig Board of Directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of SpringBig immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by SpringBig of all or substantially all of the assets of SpringBig and its subsidiaries, taken as a whole, other than such sale or other disposition by SpringBig of all or substantially all of the assets of SpringBig and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of SpringBig.
Additionally, the sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of common stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the sponsor if the closing price of the common stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the Closing Date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the Closing Date and by the fifth anniversary of the Closing Date.
Dividends
We have not paid any cash dividends on the Common Shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Tuatara’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the business combination. The payment of any cash dividends is within the discretion of the Board of Directors.
Transfer Agent and Warrant Agent
The transfer agent for Common Shares and warrant agent for warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Proposed Bylaws
SpringBig, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”), which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	A shareholder who owns fifteen percent or more of SpringBig’s outstanding voting stock (otherwise known as an “interested shareholder”);
•	an affiliate of an interested shareholder; or
•	an associate of an interested shareholder, for three (3) years following the date that the shareholder became an interested shareholder.
A “business combination” includes a merger or sale of more than ten percent of SpringBig’s assets.
However, the above provisions of Section 203 do not apply if:
•	SpringBig’s Board of Directors approves the transaction that made the shareholder an “interested shareholder,” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of SpringBig’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by SpringBig’s Board of Directors and authorized at a meeting of SpringBig’s shareholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The Company’s organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by SpringBig’s Board of Directors. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the members of SpringBig’s Board of Directors or taking other corporate actions, including effecting changes in our management. For instance, SpringBig’s charter does not provide for cumulative voting in the election of directors and provides for a classified Board of Directors with three (3)-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the SpringBig Board of Directors. SpringBig’s Board of Directors is empowered to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director in certain circumstances; and SpringBig’s advance notice provisions in the proposed bylaws will require that shareholders must comply with certain procedures in order to nominate candidates to SpringBig’s Board of Directors or to propose matters to be acted upon at a shareholders’ meeting.

SpringBig’s authorized but unissued common stock and preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SpringBig by means of a proxy contest, tender offer, merger or otherwise.

SELLING SECURITYHOLDERS
This prospectus also relates to the resale from time to time by: (A) L1 Capital of (i) an aggregate of up to 1,443,866 shares of Common Stock, reserved for issuance by us upon the conversion of the L1 Notes, and (ii) an aggregate of up to 1,760,940 Common Shares reserved for issuance by us upon exercise of the L1 Warrants and warrants that may hereafter be issued by the Company to L1 Capital; and (B) the Selling Securityholders of (i) up to 12,800,418 shares of Common Stock consisting of (a) 1,341,356 PIPE Shares, (b) 3,960,000 Founder Shares, and (c) 7,499,062 shares of Common Stock issued in connection with the business combination as merger consideration at an acquiror share value of $10.00 per share, for which holders have registration rights, (ii) 16,000,000 shares of our Common Stock issuable upon the exercise of the IPO Warrants, and (iii) 6,000,000 Private Warrants, from time to time, through any means described in the section entitled “Plan of Distribution.” The Selling Securityholders and L1 Capital may from time to time offer and sell any or all of the Common Stock and warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” or “L1 Capital” in this prospectus, we mean the persons listed in the table below, and their permitted transferees who later come to hold any interest of the Selling Securityholders or L1 Capital in the Common Stock or IPO Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such holder’s Common Stock or IPO Warrants.
For information regarding material relationships between the Company and such selling securityholders, in addition to those disclosed in the footnotes to the table below, please see “—Material Relationships with Selling Securityholders.”
The following table sets forth, based on representations from the Selling Securityholders and L1 Capital, as of the date of this prospectus, the names of such holders, the aggregate number of Common Stock and/or Private Warrants beneficially owned prior to the sale of the securities offered hereby by the Selling Securityholders and L1 Capital, the aggregate number of Common Stock and/or Private Warrants that such holders may offer pursuant to this prospectus, and the number of Common Stock and/or Private Warrants beneficially owned by the Selling Securityholders and L1 Capital after the sale of the securities offered hereby, assuming issuance of all shares of Common Stock to L1 Capital upon conversion of the L1 Notes and exercise in full of the L1 Warrants. The following table does not include up to 10,000,000 shares of Common Stock issuable upon exercise of the Public Warrants, originally issued in the IPO of Tuatara at a price of $10.00 per unit, with each unit consisting of one share of Class A common stock of Tuatara and one-half of one public warrant by holders thereof. The Selling Securityholders and L1 Capital may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock and/or Private Warrants, or may have purchased additional freely-tradeable shares of Common Stock and/or Private Warrants since providing us with this information.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders or L1 Capital will in fact sell any or all of such Common Stock and/or Private Warrants. In addition, the Selling Securityholders and L1 Capital may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and/or Private Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders and L1 Capital will have sold all of the securities covered by this prospectus upon the completion of the resale offering and no other purchase or sales of our securities by the Selling Securityholders will have occurred.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of shares of Common Stock or Private Warrants covered by this prospectus by the Selling Securityholders or L1 Capital. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder or L1 Capital may sell or otherwise transfer all, some or none of such shares in this resale offering. See “Plan of Distribution.”
The beneficial ownership of our Common Stock is based on 41,402,847 shares of Common Stock issued and outstanding as of June 30, 2023. The beneficial ownership of our Private Warrants is based on 6,000,000 Private Warrants outstanding as of June 30, 2023.

Unless otherwise noted, the business address of each of those listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Suite 260, Boca Raton, Florida 33487.
	Securities Beneficially Owned Prior to this Offering		Securities to be Registered in this Offering(1)		Securities to be Beneficially Owned After this Offering
Name of Selling Securityholder	Common Stock(2)	Warrants(3)	Common Stock(2)	Warrants(3)	Common Stock(2)%		Warrants(3)%
L1 Capital Global Opportunities Master Fund(4)(5)	3,995,195	—	3,204,806	—	790,389	1.9	—	—
Tuatara Capital Fund II, L.P.(6)	4,470,000	6,000,000	4,470,000	6,000,000	—	—	—	—
Michael Finkelman	40,000	—	40,000	—	—	—	—	—
Key Investment Partners Fund I LP(7)	344,885	—	208,959	—	135,926	*	—	—
Jeffrey Harris(8)(9)	5,960,757	—	5,242,254	—	718,503	1.7	—	—
Medici Holdings V, Inc.(8)(9)	4,743,120	—	4,743,120	—	—	—	—	—
Altitude Investment Partners, LP(10)	1,299,051	—	1,299,051	—	—	—	—	—
Green Acre Capital Fund I LP	967,757	—	967,757	—	—	—	—	—
TVC Capital IV, L.P.	9,422	—	9,422	—	—	—	—	—
*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)
The amounts set forth in this column are the number of Common Stock and private placement warrants that may be offered for sale from time to time by each Selling Securityholder and L1 Capital using this prospectus. These amounts do not represent any other shares of our Common Stock or warrants that the Selling Securityholder or L1 Capital may own beneficially or otherwise.

(2)	Represents our Common Stock, including Common Stock underlying options and convertible notes, as applicable.
(3)	Represents the private placement warrants.
(4)
Based on a Schedule 13G filed with the SEC on June 7, 2023, by and on behalf of L1 Capital. Consists of 3,984,195 shares of common stock and 15,000 shares of common stock issuable upon conversion of the L1 Notes. The L1 Notes are convertible at $1.00 per share, except for $290,000 of which is convertible at $0.3037 (the “Special Note Amount”) including the 15,000 shares now beneficially owned. This amount beneficially owned does not include (i) 939,890 shares of common stock issuable upon conversion of the L1 Notes using the remainder of the Special Note Amount at $0.3037 per share; (ii) 5,686,929 shares of common stock issuable upon conversion of the Note at $1.00 per share; nor (iii) 586,980 shares of common stock issuable upon exercise of the L1 Warrants. Conversion of the L1 Notes and exercise of the L1 Warrants are subject to a 9.99% beneficial ownership limitation.

(5)
David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. As such, L1 Capital Global Opportunities Master Fund Ltd, Mr. Feldman and Mr. Arber may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) 3,999,195 shares of common stock. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The principal business address of the L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(6)
Includes 3,870,000 shares of Common Stock held by TCAC Sponsor, LLC and 600,000 PIPE shares held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of Common Stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by TCAC Sponsor, LLC. Sergey Sherman, a director on our Board of Directors, serves as Managing Director - Investments of Tuatara Capital, L.P.

(7)	Includes 208,959 PIPE shares.
(8)
Based on a Schedule 13D/A filed with the SEC on July 6, 2023, by and on behalf of Mr. Harris and Medici Holdings V, Inc. Consists of (a) 952,272 shares of Common Stock owned outright, (b) 4,743,120 shares held by Medici Holdings V, Inc., and (c) 265,365 shares of Common Stock underlying fully vested stock options. Mr. Harris is the Chairman of our Board of Directors and our Chief Executive Officer.

(9)
Medici Holdings V, Inc. is an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power.

(10)
Jon Trauben, a director on our Board of Directors, has a less than 5% ownership interest in Altitude Investment Partners, LP, which is managed by JRC Capital Partners, in which Mr. Trauben has an approximately 25% ownership interest. All decisions by JRC Capital

Partners (including the voting and disposition and other decisions regarding the shares of the Company) are made by unanimous written consent of the Board members of JRC Capital Partners, which such Board consists of greater than 3 persons. Accordingly, under the so-called “rule of three” pursuant to SEC guidance, because voting and dispositive decisions are made by consent of the Board of JRC Capital Partners, Mr. Trauben is not deemed to be a beneficial owner of the shares of the Company and disclaims all beneficial ownership therein. The address for Altitude Investment Partners, L.P. is 73 Bal Bay Drive, Bal Harbor, FL 33154.
Other Material Relationships with the Selling Securityholders
The following is a summary of transactions since January 1, 2021, to which SpringBig has been a party in which the amount involved exceeded $120,000 and in which any of SpringBig’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of SpringBig’s membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Certain Employment Relationships
Certain immediate family members of Jeffrey Harris, SpringBig’s chief executive officer and a member of SpringBig’s Board of Directors, provide services to SpringBig as full-time employees for compensation. Natalie Harris is employed as Vice President, Marketing of SpringBig. Ms. Harris, who is the daughter-in-law of Mr. Harris, earned $160,781 in compensation in 2021 and $308,800 in compensation in 2022, consisting of a salary of $230,000 and restricted stock awards of $78,800. Sam Harris is employed as Vice President, Product Development of SpringBig. Mr. Sam Harris, who is the son of Mr. Jeffrey Harris, earned $232,692 in compensation in 2021 and $343,800 in compensation in 2022, consisting of a salary of $265,000 and restricted stock awards of $78,800. For a description of equity awards granted to SpringBig’s named executive officers, see “Executive and Director Compensation—Executive Compensation.”
The restricted stock award amounts reported in the prior paragraph represent the aggregate grant date fair value of RSUs granted to such person during 2022 under the 2022 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs reported in the prior paragraph are set forth in Note 16 — Stock Based Compensation to our consolidated financial statements included in our 2022 Annual Report. These amounts do not reflect the actual economic value that may be realized by Ms. Harris or Mr. Sam Harris.
Certain Other Enterprises
SpringBig has previously engaged InteQ to provide certain employee support and sharing, software development work and information technology services. InteQ employed certain personnel who provided services solely to SpringBig. In exchange, SpringBig reimbursed InteQ at cost for such employees. SpringBig’s Chief Executive Officer, Jeffrey Harris, founded InteQ and beneficially holds a controlling equity interest in such company. There is no ongoing formal, written agreement between SpringBig and InteQ. As part of Mr. Harris’s employment agreement with SpringBig, Mr. Harris has agreed to customary provisions regarding the devotion of his business time and energy to SpringBig, confidentiality and non-compete obligations, and Board approval of related party transactions (including any new arrangements or business with InteQ).
SpringBig paid InteQ a total of approximately $153,000 and $408,000 for the years ended December 31, 2022 and 2021, respectively. These amounts are included in technology and software development expenses of the Company. At December 31, 2022 and 2021, the Company had recorded $3,000 and $4,000, respectively, in accounts payable related to InteQ.
Other Transactions
SpringBig has entered into employment and other agreements with certain of its executive officers. For a description of agreements with SpringBig’s named executive officers, see the sections captioned “Executive and Director Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2022” in our definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2023.

Post-Business Combination Arrangements
In connection with the business combination, certain agreements were executed. The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
Voting and Support Agreements. In connection with the signing of the merger agreement, on November 8, 2021, Tuatara, Legacy SpringBig and certain stockholders and optionholders of Legacy SpringBig and Tuatara entered into voting and support agreements, pursuant to which such Legacy SpringBig stockholders agreed to vote all of their shares in Legacy SpringBig in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The Legacy SpringBig voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of the Company that they receive as merger consideration under the merger agreement.

•
Subscription Agreements. Certain investors entered in subscription agreements pursuant to which Tuatara agreed to issue and sell to the subscription investors, in the aggregate, $13,100,000 of common stock of Tuatara at a purchase price of $10.00 per share. The closing of the PIPE Subscription Financing occurred immediately prior to the closing of the merger. Certain of the subscription investors that were existing stockholders of Legacy SpringBig entered into convertible notes with Legacy SpringBig for an aggregate principal sum of $7,000,000 (the “convertible notes”), which was funded on or around February 25, 2022. Those notes matured at the closing of the business combination and the holders received the shares they subscribed for under the subscription agreement, as well as interest payments in the form of 31,356 shares of the Company.

•
Amended and Restated Registration Rights Agreement. In connection with the consummation of the merger agreement and the business combination, on June 14, 2022, SpringBig and certain holders entered in an amended and restated registration rights agreement, pursuant to which such holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three (3) such demand registrations for our sponsor and four (4) such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25 million but in excess of $10 million in any 12-month period.

•
Sponsor Escrow Agreement. The Sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the Sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of the Company’s Common Stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the Sponsor if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the closing date and by the fifth anniversary of the closing date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our shares of Common Stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and is applicable only to holders who are receiving our securities in this offering.
This discussion is based on the Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•	financial institutions or financial services entities;
•	insurance companies;
•	mutual funds;
•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;
•	persons that actually or constructively own five percent or more (by vote or value) of the outstanding Common Stock;
•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules;
•	persons holding securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•	regulated investment companies or real estate investment trusts; certain expatriates or former long-term residents of the U.S.;
•	governments or agencies or instrumentalities thereof;
•	U.S. expatriates of former long-term residents of the U.S.;
•	controlled foreign corporations and passive foreign investment companies;
•	tax-exempt entities;
•	persons required to accelerate the recognition of any item of gross income with respect to securities as a result of such income being recognized on an applicable financial statement; or
•	the Sponsor or its affiliates.
If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner, member or other beneficial owner in such partnership or other pass-through entity will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership or other pass-through entity and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition ownership, and disposition of our securities.
We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the U.S.;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;
•	an estate whose income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum preferential tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a U.S. Holder that is a taxable corporation will generally not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders will generally be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Shareholders’ Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such U.S. Holders as described under “—U.S. Holders—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Generally, a U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
A U.S. Holder will generally recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock and warrants. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the Common Stock or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock or warrant so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock or warrant will generally equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Exercise, Lapse or Redemption of a Warrant
Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will generally not recognize gain or loss on the acquisition of our Common Stock upon the exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Although we expect a U.S. Holder’s cashless exercise of our warrants (including after we provide notice of our intent to redeem warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.
In either tax-free situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal the U.S. Holder’s tax basis in the warrant exercised. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Common Stock would either include the period during which the U.S. Holder held the warrant or be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If a cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the following day. If, however, a cashless exercise is treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant.

If a cashless exercise is treated as a taxable exchange, a U.S. Holder could be deemed to have surrendered a number of warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the warrants exercised (except for any such tax basis allocable to the surrendered warrants) and the exercise price of such warrants. As noted above, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.
Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants—Public Shareholders’ Warrants” or if we purchase warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (“IRS”).
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and are not attributable to a U.S. permanent establishment under an applicable treaty), we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Stockholders’ Warrants.” . An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property, such as securities, to the holders of shares of our Common Stock, or as a result of the issuance of a stock dividend to holders of shares of our Common Stock, in each case which is taxable to such non-U.S. Holders a distribution as described under “—Non-U.S. Holders—Taxation of Distributions” above. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) under that section in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or warrants (including a redemption of our warrants), unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. Holder. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we are not, have not been and do not anticipate becoming a USRPHC, however there can be no assurances in this regard. You are urged to consult your own tax advisors regarding the application of these rules.
Exercise, Lapse or Redemption of a Warrant
The characterization for U.S. federal income tax purposes of the exercise, lapse or redemption of a non-U.S. Holder’s warrant will generally correspond to the U.S. federal income tax treatment of the exercise, lapse, or redemption of a warrant by a U.S. Holder described under “—U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the tax consequences to the non-U.S. Holder would be similar to those described above in “—Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of Common Stock and warrants. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person (by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption) in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends (including constructive dividends) in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
L1 Capital Financing
We are registering the resale by L1 Capital (for purposes of this subsection, the “Selling Stockholder”) of 3,204,806 Common Shares.
We will not receive any of the proceeds from the sale of the securities by the Selling Stockholder. However, we may receive proceeds from the cash exercise of the Warrants, which, if exercised in cash at the current $1.00 exercise price with respect to all of the 586,980 shares of common stock, would result in gross proceeds to us of approximately $586,980. The aggregate proceeds to the Selling Stockholder will be the purchase price of the securities less any discounts and commissions borne by the Selling Stockholder.
The Common Shares beneficially owned by the Selling Stockholder covered by this prospectus may be offered and sold from time to time by the Selling Stockholder. The term “Selling Stockholder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale by the Selling Stockholder. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Stockholder may sell its Common Shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market LLC;
•	to or through underwriters or broker-dealers;
•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Shares in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of Common Shares in the course of hedging the positions they assume with Selling Stockholder. The Selling Stockholder may also sell Common Shares short and redeliver the shares to close out such short positions. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-

dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholder or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholder in amounts to be negotiated immediately prior to the sale.
The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell common shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.
The Selling Stockholder and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.
If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether the Selling Stockholder will sell all or any portion of the shares offered under this prospectus.
We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the Selling Stockholder no longer own any Warrants or shares of common stock issuable upon the exercise thereof. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholder and its affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
We know of no existing arrangements between the Selling Stockholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.
General Resale Offering
We are registering the issuance of 16,000,000 Common Stock issuable by us upon exercise of the public warrants and the private placement warrants.
We are also registering the offer and sale from time to time by the Selling Securityholders or their permitted transferees, of (A) up to 12,800,418 shares of Common Stock consisting of (i) 1,341,356 PIPE shares, (ii) 3,960,000 Founder Shares and (iii) 7,499,062 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the warrants described above and (C) 6,000,000 private placement warrants, from time to time, through any means described herein.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. With respect to Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. In such case, we could potentially receive up to an aggregate of approximately $184 million from the exercise of all such warrants, assuming the exercise in full of all such warrants for cash at the $11.50 exercise price; we cannot predict when or whether the warrants will be exercise, or whether some or all may expire unexercised. We believe the likelihood that the securityholders will exercise the warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes their permitted transferees who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock or warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Securityholder’s shares of Common Stock or warrants. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of Nasdaq;
•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	settlement of short sales entered into after the date of this prospectus;
•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•
in at the market offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;
•	by pledge to secure debts and other obligations;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Common Stock, such Selling Securityholder may transfer shares of Common Stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•	the specific securities to be offered and sold;
•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•	settlement of short sales entered into after the date of this prospectus;
•	the names of any participating agents, broker-dealers or underwriters; and
•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock and public warrants are currently listed on Nasdaq under the symbols “SBIG” and “SBIGW,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
Lock-up Agreements
Concurrently with the execution of the original merger agreement, certain shareholders of Legacy SpringBig, including a number of the Selling Securityholders, entered into the voting and support agreements in favor of Tuatara and Legacy SpringBig and their respective successors. In the voting and support agreements, certain Legacy SpringBig. shareholders, including a number of the Selling Securityholders, agreed, with certain exceptions, to a lock-up (e.g., agreed not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares) for a period of 180 days (or, in certain cases, one year) after the closing with respect to any securities of SpringBig that they receive as merger consideration under the merger agreement. Tuatara partially waived the lock-up in connection with the entry into the amended and restated merger agreement.

LEGAL MATTERS
The validity of securities offered by this prospectus has been passed on by Benesch, Friedlander, Coplan & Aronoff LLP.
EXPERTS
The consolidated financial statements of SpringBig, Inc. as of December 31, 2022 and 2021 and for each of the years in periods ended December 31, 2022 and 2021 incorporated by reference in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports thereon which reports expresses an unqualified opinion, have been incorporated by reference in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing. Marcum LLP’s report includes an explanatory paragraph relating to our ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and its securities, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.
The Company files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on the Company at the SEC website containing reports, proxy statements and other information free of charge at www.sec.gov.
Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.
All information contained in this document related to Tuatara has been supplied by Tuatara, and all such information relating to the SpringBig has been supplied by SpringBig. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
We also maintain an Internet website at www.springbig.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D or 13G; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.
We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 28, 2023 (“Annual Report’);
•	the information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A filed with the SEC on April 28, 2023;
•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 4, 2023 and August 10, 2023, respectively;
•	our Current Reports on Form 8-K, filed with the SEC on March 13, 2023, May 9, 2023, May 25, 2023, May 26, 2023, June 1, 2023, June 14, 2023 and June 23, 2023; and
•	the description of our Common Stock contained in Exhibit 4.4 to our Annual Report, including any amendment or report filed for the purpose of updating such description.
Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
Upon written request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be made on the investor relations portion of SpringBig’s website (https://investors.springbig.com/).

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered.
Amount to Be Paid
SEC registration fee	$24,301.15(1)
Stock exchange and other listing fees	$(2)
Printing and engraving expenses	$(2)
Legal fees and expenses	$(2)
Accounting fees and expenses	$(2)
Miscellaneous	$ (2)
Total	$ (2)
(1)
Inclusive of the registration fees previously paid in connection with the registration of certain of the securities registered hereunder that were previously registered on the Prior Registration Statements.

(2)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 15.	Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our charter requires us to indemnify and advance expenses to each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Such obligations would require indemnification of our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 16.	Exhibits.
The following exhibits are filed as part of this registration statement:
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
2.1	Amended and Restated Merger Agreement with Amendment No. 1.	Proxy Statement / Prospectus	Annex A	May 17, 2022	333-262628
3.1	Certificate of Incorporation of SpringBig Holdings, Inc.	10-K	3.1	March 28, 2023	001-40049
3.2	By-Laws of SpringBig Holdings, Inc.	10-K	3.2	March 28, 2023	001-40049
4.1	Senior Secured Original Issue Discount Convertible Promissory Note dated June 14, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K	4.1	June 21, 2022	001-40049
4.2	Common Stock Purchase Warrant SpringBig Holdings Inc.	8-K	4.2	June 21, 2022	001-40049
4.3	Amendment to Secured Original Issue Discount Convertible Promissory Note dated December 1, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K/A	10.1	December 1, 2022	001-40049
4.4	Warrant Agreement, dated as of February 11, 2021, by and between Tuatara Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	February 17, 2021	001-40049
5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
10.1	Form of Sponsor Escrow Agreement.	8-K	10.1	June 21, 2022	001-40049
10.2	Amended and Restated Registration Rights Agreement, dated June 14, 2022, by and among New SpringBig, the Sponsor and other holders party thereto.	8-K	10.2	June 21, 2022	001-40049
10.3	Form of Subscription Agreement.	8-K	10.2	November 9, 2021	001-40049
10.4	Securities Purchase Agreement, dated April 29, 2022, among Tuatara Capital Acquisition Corporation, and L1 Capital Global Opportunities Master Fund.	8-K	10.3	May 2, 2022	001-40049
10.5	Registration Rights Agreement, dated June 14, 2022, among SpringBig Holdings, Inc. and the investors party thereto.	8-K	10.5	June 21, 2022	001-40049
10.6#	SpringBig Holdings, Inc. 2022 Amended and Restated Long-Term Incentive Plan.	DEF 14A	Appendix B	April 28, 2023	001-40049

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
10.7#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Jeffrey Harris.	8-K	10.7	June 21, 2022	001-40049
10.8#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Paul Sykes.	8-K	10.8	June 21, 2022	001-40049
10.9†	Purchase Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.2	May 2, 2022	001-40049
10.10	Registration Rights Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.3	May 2, 2022	001-40049
10.11†	Amendment No. 1 to Purchase Agreement, dated July 20, 2022, by and between SpringBig Holdings, Inc. and CF Principal Investments LLC.	S-1	10.11	July 22, 2022	333-266293
10.12	Amendment to Purchase Agreement, dated December 1, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K/A	10.1	December 1, 2022	001-40049
10.13	Amendment No. 2 to Purchase Agreement, dated December 28, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	December 29, 2022	001-40049
10.14	Amendment No. 3 to Purchase Agreement, dated May 24, 2023, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	May 25, 2023	001-40049
10.15	Amendment No. 4 to Purchase Agreement, dated May 25, 2023, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	May 26, 2023	001-40049
10.16	Form of Securities Purchase Agreement.	S-1/A	10.15	May 25, 2023	333-271353
10.17	Form of Placement Agency Agreement.	S-1/A	10.16	May 25, 2023	333-271353
21.1	Subsidiaries of SpringBig Holdings, Inc.	10-K	21.1	March 28, 2023	001-40049
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
23.2*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-3).
107*	Filing Fee Table
*	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided however that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of

1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.
(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on August 15, 2023.
SPRINGBIG HOLDINGS, INC.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Harris and Paul Sykes as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’ s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.
Signature	Position	Date
/s/ Jeffrey Harris	Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2023
Jeffrey Harris

/s/ Paul Sykes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 15, 2023
Paul Sykes

/s/ Steven Bernstein	Director	August 15, 2023
Steven Bernstein

/s/ Patricia Glassford	Director	August 15, 2023
Patricia Glassford

/s/ Amanda Lannert	Director	August 15, 2023
Amanda Lannert

/s/ Phil Schwarz	Director	August 15, 2023
Phil Schwarz

/s/ Sergey Sherman	Director	August 15, 2023
Sergey Sherman

/s/ Jon Trauben	Director	August 15, 2023
Jon Trauben